Exhibit (p)(3)

CODE OF ETHICS

Background

Investment advisers are fiduciaries who owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code of ethics; and

•	The provision of the code of ethics applicable to all supervised persons.

IUAM may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the Investment Company Act of 1940, as amended (“‘40 Act”). Rule 17j-1 of the ‘40 Act requires that every registered investment company (“RIC”) and its investment adviser must annually furnish to the RIC’s board of trustees or directors, as the case may be (the “Board”), a written report describing any issues, changes or material violation under the code, among other items. The Board is then required to consider the Annual Written Report.

Rule 17j-1 under the ‘40 Act makes it an unlawful action for an affiliated person of an investment adviser of a RIC in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the RIC:

•	To employ any device, scheme or artifice to defraud the RIC;

•	To make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

•	To engage in any manipulative practice with respect to the RIC.

Definitions Applicable to the Code

The Code is applicable to all of IUAM’s Employees and the PAR employees that are deemed to be Associated Persons of IUAM – hereafter referred to throughout as the defined term “Employee(s).”

Policies and
Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, IUAM, its PAR Associated Persons, and Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets and references throughout this Code of Ethics (the “Code”) that apply to each of these persons. However, because the PARs and their Associated Persons also serve clients who are not IUAM clients, the PARs and their Associated Persons have a separate manual outlining the specific applications in relation to the Code. The CCO administers the Code. All questions regarding the Code should be directed to the CCO or a member of the Compliance Department. Employees must cooperate to the fullest extent reasonably requested by the CCO or his designees to enable (i) IUAM to comply with all applicable Federal Securities Laws and (ii) the CCO or his designees to discharge their duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers, and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting IUAM’s services, and engaging in other professional activities.

IUAM expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, IUAM must act in its Clients’ best interests. Neither IUAM, nor any Employee should ever benefit at the expense of any Client. Employees must notify the CCO or a member of the Compliance Department promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about IUAM’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the attention of the CCO or a member of the Compliance Department.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code to the CCO or a member of the Compliance Department. To the extent practicable, IUAM will protect the identity of an Employee who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed,

requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee may determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

RIC Procedures

On a periodic basis, but not less than annually, IUAM’s CCO shall prepare a written report to the RIC’s management and Board setting forth the following:

a)	A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations; and
b)	A certification on behalf of IUAM that IUAM has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

The CCO shall maintain a copy of each Annual Written Report for at least five years after the fiscal year in which it was made, the first two years in an easily accessible place.

In the event of a material change to the Code of Ethics, the CCO shall inform each RIC’s CCO of such change

Distribution of the Code and Acknowledgement of Receipt

IUAM will distribute this Manual, which contains the Firm’s Code, to each Employee upon the commencement of employment, annually, and upon any change to the Code or any material change to another portion of the Manual. A separate PAR Compliance Manual complements this Manual. Both Manuals are maintained electronically and are readily accessible by all Employees in MyComplianceOffice.

All Employees must acknowledge that they have received and will read, understand, and agree to comply with IUAM’s policies and procedures described in this Manual, including the Code of Conduct, as well as the separate PAR Manual. Each Employee will provide an attestation in MyComplianceOffice signifying their acknowledgment to having reviewed the Manual and the PAR Manual and agreeing to be subject to the more restrictive policies and procedures regardless of whether they are embodied in IUAM’s Code of Ethics or Itaú Unibanco Code of Ethics.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including IUAM, Employees, and current or prospective Clients and Investors. Employees should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of the Firm and our Clients. Employees should exercise sound judgment before committing to any activity or participating in any transaction that has even the potential to be a conflict. The appearance of a conflict of interest can often be as detrimental as a conflict itself. The Firm urges all employees to seek guidance from the CCO or a member of the Compliance department with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be evident.

Any failure to identify or properly address a conflict can have severe negative repercussions for IUAM, its Employees, Clients and Investors, and/or potentially for the PARs. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

IUAM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve IUAM and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of IUAM and its Employees.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO or a member of the Compliance Department promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

The CCO or his designee shall document the Firm’s assessment of, and response to, such apparent conflicts of interest.

Personal Securities Transactions

Employee personal securities transactions should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Covered Accounts

IUAM’s Personal Securities Transactions policies and procedures apply to all Employee personal investment accounts that hold, or can hold, any Reportable Securities over which Employees have any beneficial ownership interest or over which the Employees may exert influence or control, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Employees must notify the CCO or his designee prior to the opening of a personal securities trading account (“personal account”) with a broker-dealer, another investment adviser, a bank or other financial institution to purchase or sell Reportable Securities. Employees must also notify the CCO or his designee when any such account is closed/terminated. Accounts, including accounts with a zero balance, must continue to be reported until closed/terminated. Notification to the CCO or his designee and the reporting of new or closed personal accounts is effected through the MyComplianceOffice system.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the ‘40 Act both require in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the adviser’s CCO and that the adviser review these reports.

IUAM requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct government obligations;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by registered open-end investment companies, other than funds advised or underwritten by IUAM or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by IUAM or an affiliate.

IUAM deems all ETFs to be Reportable Securities for the purposes of IUAM’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must obtain pre-clearance (i.e., approval prior to sending an order to the broker) for all Reportable Securities transactions (including Initial Public Offerings [“IPOs”] and Private Placements), RICs advised by IUAM and the investments traded within such RICs, except as noted below. All pre-cleared personal securities transaction approvals are only valid for the day requested. IUAM Compliance may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Employees submit pre-clearance requests through the MyComplianceOffice system. If the MyComplianceOffice system is unavailable, Employees can request a Pre-clearance Form, as applicable, and submit via email to IUAM Compliance in order to obtain pre-clearance. The CCO may allow pre-approval through other formats, in certain situations.

U.S. broad-based ETFs are exempt from pre-clearance. All non-U.S. ETFs must be pre- cleared. (Note: All ETFs are reportable securities, regardless of their pre-clearance treatment.)

IUAM Compliance will respond to the pre-clearance requests (either providing an approval or denial of the pre-clearance request) in writing via the MyComplianceOfficesystem or email in exigent circumstances. IUAM Compliance will maintain records of all pre-clearance requests.

LatAm Securities

In general, Employees may not invest directly in any type of LatAm securities, which typically include, but are not limited to, equities, ADRs, options, debentures, convertible shares, futures, etc. However, with written pre-clearance by IUAM Compliance, Employees may invest in LatAm Securities in the following instances:

•	Employees are permitted to maintain holdings of legacy LatAm Securities (i.e., LatAm Securities that were already owned prior to her/his employment with IUAM). However, Employees must obtain written pre-clearance to sell such positions. Additional investments in such securities are not permitted unless they meet the requirements discussed in this section;

•	Investments in LatAm Securities issued by companies of Itaú Unibanco Group;

•	Investments in LatAm Securities as a result of primary offerings, “follow-on” investments or Automatic Investment Plans; and

•	Investments in LatAm fixed-income securities.

Employees may invest in mutual funds or ETFs that hold Brazilian securities subject to pre- clearance rules. Employees who invest in LatAm Securities issued by companies of Itaú Unibanco Group must comply with the restriction periods imposed by Itaú Unibanco Group.

Transactions in an automatic investment plan are exempt provided the initial purchase was pre-cleared and approved and the transactions are reported quarterly.

IUAM Compliance places reliance upon its compliance counterpart in Brazil to determine if a particular LatAm security is eligible to be traded.

The following personal securities transactions are prohibited:

•	A transaction in a security on the Restricted List. IUAM Compliance will maintain a Restricted List of Securities in the Restricted List folder of the Compliance shared drive consisting of Brazilian Securities and/or any Security about which IUAM may have received Material Non-Public Information or any other basis for placing the Security on the Restricted List;

•	A transaction in a security in anticipation of an order on behalf of a client is prohibited;

•	Any transaction in a security which the Employees knows or has reason to believe is being purchased or sold or is being considered for purchase or sale by or on behalf of a client is prohibited until the client’s transaction has been completed or consideration of the transaction is abandoned. A security is being considered for purchase or sale the earlier of when a recommendation to purchase or sell has been made and communicated or the security is placed on an IUAM’s research project list and with respect to the person making the recommendation the person seriously considers making such a recommendation;

•	Any transaction in a security during the three-business day period after IUAM has traded in the security is prohibited; and

•	Any transaction in a security on the same day on which the Employee knows or has reason to believe that a client has a pending or actual transaction is prohibited.

The IUAM CCO has sole discretion to make exceptions to certain of these rules in unusual circumstances.

Minimum Holding Period

IUAM discourages Employees from engaging in short-term trading or investment activities. The trading activity of all Employees should be based on long-term investment strategies rather than short-term speculation. As a result, transactions in Reportable Securities, except for Brazilian securities issued by companies of Itaú Unibanco Group, are subject to a minimum 30 calendar-day holding period prior to executing a sale order. Brazilian securities issued by companies of Itaú Unibanco Group are subject to a 180-day holding period prior to executing a sale order.

Reporting

IUAM must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit or cause to be submitted quarterly reports or brokerage statements or feeds showing all Securities transactions and newly opened accounts in a given quarter, as well as annual reports regarding holdings and existing accounts unless and until such information is obtained by electronic means (e.g., MyComplianceOffice)

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest, or exert influence or control. Employees must also report any accounts opened during the quarter that hold, or can hold, any Reportable Securities, including newly opened accounts that were pre-cleared during the quarter with IUAM Compliance. Reports regarding transactions in Reportable Securities and newly opened accounts must be submitted to IUAM Compliance within 30 days of the end of each calendar quarter. Employees will be prompted by MyComplianceOffice to attest to their quarterly transactions.

Initial and Annual Holdings Reports

Employees must initially (upon hiring or being designated an Associated Person of IUAM), and annually thereafter, report the existence of any account that holds, or can hold, any Reportable Securities, including the positions of Reportable Securities held in such accounts. Annual reporting of accounts and holdings are submitted to IUAM Compliance on or before January 31st of each year, and within 10 business days of becoming an IUAM employee or Associated Person of IUAM. Initial and annual holdings reports should be submitted through the MyComplianceOffice system.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of IUAM Compliance who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, IUAM Compliance may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from you and/or the unaffiliated investment adviser.

Another member of the Compliance Department will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

IUAM will describe its Code in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code. All Client requests for IUAM’s Code should be directed to the CCO or his designee.